UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SONOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SONOS, INC.

614 Chapala Street

Santa Barbara, CA 93101

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 11, 2024

To Our Stockholders:

This proxy statement supplement, dated February 13, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Sonos, Inc. (the “Company”), dated January 29, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on March 11, 2024 (the “Annual Meeting”). Subsequent to the Company filing the Proxy Statement, the board of directors (the “Board”) of the Company appointed a new director. This Supplement has been prepared to provide the Company’s stockholders with information regarding this new director that would have been included in the Proxy Statement had the director been appointed prior to the filing of the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Appointment of Bracken Darrell as a Class I Director

On February 12, 2024, the Board increased the size of the Board from seven to eight members and, based on the recommendation of the Company’s Nominating and Corporate Governance Committee, appointed Bracken Darrell as a new member, effective immediately. Mr. Darrell was appointed as a Class I director for a term expiring at the 2025 Annual Meeting of Stockholders or until his successor is duly elected or qualified. Mr. Darrell has not been appointed to any committees of the Board at this time.

The Board affirmatively determined that Mr. Darrell is independent within the meaning of Nasdaq Listing Standards. Following Mr. Darrell’s appointment, seven out of eight directors are independent.

Mr. Darrell will receive the standard compensation available to the Company’s non-employee directors, as described in the Proxy Statement. The Company will also enter into its standard form of indemnification agreement with Mr. Darrell.

Mr. Darrell, age 61, has served as President and Chief Executive Officer of VF Corporation, one of the world’s largest apparel, footwear and accessories companies, since July 2023. Before joining VF Corporation, Mr. Darrell served for more than 10 years as president and chief executive officer of Logitech International, S.A., a multinational manufacturer of computer peripherals and software, beginning in January 2013. Prior to Logitech, Mr. Darrell held international leadership roles of increasing responsibility at Procter & Gamble, a multinational consumer goods corporation, where he was President of Braun globally, the Whirlpool Corporation, a multinational manufacturer and marketer of home appliances, where he was President of EMEA, and General Electric, a multinational conglomerate. He began his career with Arthur Anderson and then PepsiCo. Mr. Darrell currently serves on the Board of Directors of Life Biosciences, a biotechnology company.

Mr. Darrell was selected to serve on our Board because of his long track record of building enterprise value, expertise in building world-class products, enhancing and elevating design capabilities and innovation, and expanding into new categories, his consumer brand marketing experience with blue-chip companies, his experience as a purpose-driven leader, including at the CEO-level, and his deep international experience. Mr. Darrell is a demonstrated business leader with a strong track record of performance across multiple industries.

As of February 13, 2024, Mr. Darrell did not beneficially own any shares of the Company’s common stock.

There is no arrangement or understanding between Mr. Darrell and any other person pursuant to which he was appointed as a director. There are no transactions in which Mr. Darrell has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Board Diversity Matrix

We believe that the current composition of our Board reflects our commitment to diversity in the areas of gender, ethnicity and professional background. The table below provides additional diversity information regarding our Board as of February 13, 2024. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of February 13, 2024)
Board Size:
Total Number of Directors	8
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—
Demographic Background:
African American or Black		—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	1	—	—
Did Not Disclose Demographic Background	—	—	—	—

Voting Matters

You are not being asked to vote on or ratify the appointment of Mr. Darrell at the Annual Meeting. Mr. Darrell, as a Class I director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal One, Election of Directors, included in the Proxy Statement.

Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at www.proxyvote.com.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Eddie Lazarus

Chief Legal and Strategy Officer and Corporate Secretary

February 13, 2024